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                                                                   DRAFT 1/14/03

                                                                 Exhibit 99.(p)


January 20, 2003


The Board of Managers
Man-Glenwood Lexington Associates Portfolio, LLC
123 N. Wacker Drive
28th Floor
Chicago, IL 60606

To the Board of Managers:

      Glenwood Capital Investments, L.L.C. (the "Adviser") herewith agrees to maintain its existing investment in limited liability company interests ("Interests") of Man-Glenwood Lexington Associates Portfolio, LLC (the "Fund"), having a value of $100,000, for purposes of the requirement that the Fund have a net worth of $100,000 upon making an offering. The Adviser will maintain its $100,000 investment in the Fund directly, or indirectly through an investment in Lexington Associates I L.P.

      In connection with maintaining such investment, the Adviser represents that such holding was made for investment purposes by the Adviser without any present intention of redeeming or selling such Interests.

                                    Very truly yours,

                                    Glenwood Capital Investments, L.L.C.



                                    By:____________________________
                                    Name:
                                    Title: